David T.

Thomson P.C. Certified Public Accountant

CONSENT OF INDEPENDENT ACCOUNTANT

To The Board of Directors

Paradise Resorts and Rentals, Inc.

I have issued my report dated August 23, 2001, accompanying the financial statements of Paradise Resorts and Rentals, Inc. included in the Registration Statement Form SB-2A Amendment No. 1 and the related prospectus.

I consent to the use of my report, as stated above in the Registration Statement. I also consent to the use of my name in the statement with respect to me as appearing under the heading "Experts" in the Registration Statement.

David T. Thomson, P.C.

/s/ David T. Thomson, P.C.

Salt Lake City, Utah

September 7, 2001

P. O. Box 571605 - Murray, Utah 84157 - (801) 966-9481